Exhibit 10.1

DELUXE CORPORATION
SEVERANCE PLAN

FOR CERTAIN EXECUTIVE LEVEL EMPLOYEES

Effective July 30, 2019

Table of Contents

SECTION 1 - INTRODUCTION	1
SECTION 2 - DEFINITIONS	1
SECTION 3 - ELIGIBILITY FOR AND AMOUNT OF SEVERANCE PAY AND OTHER BENEFITS	4
SECTION 4 - PARTICIPANT RELEASES	4
SECTION 5 - WHEN SEVERANCE PAY WILL BE PAID	4
SECTION 6 - CONFIDENTIAL INFORMATION	5
SECTION 7 - COOPERATION	5
SECTION 8 - MISCELLANEOUS PROVISIONS	5
SECTION 9 ‑ WHAT ELSE A PARTICIPANT NEEDS TO KNOW ABOUT THE PLAN	7
APPENDIX I	1

SECTION 1 - INTRODUCTION
This Deluxe Corporation (“Deluxe” or “the Company”) Severance Plan for Certain Executive Level Employees (the “Plan”) has been established effective July 30, 2019 for the benefit of Eligible Employees (as defined below). The Plan replaces and supersedes all severance agreements, obligations, plans, policies and/or practices of the Company covering any Eligible Employee prior to the date the Eligible Employee becomes a Participant as described in Section 3 below, except that the Plan shall not replace or supersede (i) any equity, incentive or retention award agreement between the Company and the Eligible Employee, (ii) any retention agreement between any Eligible Employee and the Company entered into in 2018 as a result of the transition to a new Chief Executive Officer, or (iii) the Employment Agreement, dated October 14, 2018, between the Company and Barry C. McCarthy. The Plan does not supersede provisions in individual employment agreements or any prior agreements relating to confidentiality, assignment of inventions, non‑competition or non‑solicitation, or any Company code of business conduct or ethics. The Plan is an “employee welfare benefit plan” for a select group of management or highly compensated employees governed by the Employee Retirement Income Security Act (“ERISA”).

SECTION 2 - DEFINITIONS
Affiliate. Affiliate means a company which is directly, or indirectly through one or more intermediaries, controlled by or under common control with another company where control shall mean the right, either directly or indirectly, to elect the majority of the directors thereof without the consent or acquiescence of any third party.

Base Pay. Base Pay is an Eligible Employee’s annual salary (excluding any overtime pay, commissions, variable pay or any other bonus or incentive compensation) in effect upon the Employment Termination (disregarding any reduction in pay that constitutes Good Reason). For a sales employee on a sales incentive plan who has 15% or more pay at risk and who receives commissions more than two times per year, Base Pay will be calculated on the employee’s 12-month total cash compensation lookback (or, if the employee does not have 12 months of service, the employee’s total cash compensation annualized).
Cause. Cause means any of the following:

(i)
Continued failure by an Eligible Employee to perform his/her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure after Eligible Employee’s delivery of a written notice to Deluxe’s Chief Executive Officer or General Counsel that Eligible Employee is terminating his/her employment for Good Reason), after a written demand for performance is delivered to Eligible Employee, and the Eligible Employee fails to remedy the event constituting Cause within fifteen (15) calendar days after receipt of the demand;

(ii)	An Eligible Employee’s conviction of a felony;

(iii)	An Eligible Employee’s willful engagement in:

a.	other illegal conduct relating to the business or assets of the Company; or

b.	gross misconduct.

For purposes of this paragraph, no action or failure to act on Eligible Employee’s part shall be considered “willful,” unless done or omitted to be done by the Eligible Employee in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.
Company or the Company. The “Company” or the “the Company” means Deluxe Corporation or any of its Affiliates.
Change of Control. A Change of Control means the first to occur of the following events after the effective date hereof:

(i)
Sale of all or substantially all of the assets of the Company (including, to the extent they constitute the most substantial assets, a sale of substantially all of the Company’s customer relationships);

(ii)
Consolidation, liquidation, or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s outstanding capital stock are converted into cash, securities, or other property, other than a consolidation or merger of the Company in which shareholders of the Company immediately prior to the consolidation or merger hold more than 50% of voting capital stock of the surviving corporation immediately after the consolidation or merger; or

(iii)
The Continuing Directors (as defined below) cease to constitute a majority of the Company’s Board of Directors as a result of the election or appointment of sufficient New Directors (as defined below) within a 12‑month period to constitute a majority of the Company’s Board of Directors (for purposes of this clause, “Continuing Director” shall mean a member of the Board of Directors who (i) was a member of the Board of Directors on the effective date of this Plan (an “Existing Director”) or (ii) subsequently becomes a member of the Board of Directors, if the initial nomination for election or initial election of such person (the “Approved Director”) to the Board of Directors is recommended or approved by a majority of the members of the Board of Directors at such time as it consists of a majority of Existing Directors and Approved Directors, and “New Director” shall mean any person who is not a Continuing Director).

Disability. Disability means that the Eligible Employee is suffering from a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, and that as a result of such impairment either: (i) the Eligible Employee has received disability benefits for a period of not less than three months under a long or short-term disability plan or policy (or both), and is eligible for benefits under a long-term disability plan of the Company at the time of such disability; or (ii) in the event that the Eligible Employee is not employed in a classification that is covered by a long-term disability plan of the Company, the Eligible Employee is unable to engage in any substantial gainful employment activity.
Eligible Employee. An Eligible Employee includes any employee of the Company who occupies a position identified or described in Appendix I to this Plan as of the date of his/her Employment Termination; provided, however, that an Eligible Employee shall not include any employee of the Company who at any time entered into an individual severance, separation, or settlement agreement pursuant to which the Company has provided payment to the Employee or will provide a payment to Employee upon a future Employment Termination.

Employment Termination. An Employment Termination for purposes of severance benefit eligibility is an Eligible Employee’s termination of employment if such termination of employment is:

(i)	An involuntary employment termination by the Company for any reason other than (a) death, (b) Cause, or (c) Disability; or

(ii)	A voluntary termination by the Eligible Employee for Good Reason, as defined below.

Notwithstanding the foregoing, the Eligible Employee’s termination due to the sale, transfer or other disposition of all or substantially all of the assets of the Company is not an Employment Termination if the Employee is offered employment with the purchaser in connection with the transaction on terms and conditions that do not constitute Good Reason, and such purchaser agrees to become a successor to the Company subject to the terms and conditions of this Plan.
Good Reason. Good Reason means the occurrence of any of the following events without an Eligible Employee’s written consent to be given in the Eligible Employee’s discretion:

(i)
The assignment of an Eligible Employee to any position and/or duties which represent or otherwise entail a material diminution in his/her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a material diminution of an Eligible Employee’s position (or positions) with the Company, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Eligible Employee and excluding any diminution attributable to the fact that Deluxe is no longer a public company;

(ii)
Any material reduction in an Eligible Employee’s aggregate compensation and incentive opportunities, or any failure by the Company to comply with any other written agreement between an Eligible Employee and the Company, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Eligible Employee;

(iii)	The Company requiring an Eligible Employee to be based at any location more than 50 miles from his/her then current location;

(iv)
Any purported termination by the Company of an Eligible Employee’s employment which is not effected pursuant to a written notice of termination specifying the reasons for his/her termination and the manner by which such reasons constitute “Cause”; or

(v)
Any request or requirement by the Company that an Eligible Employee take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120 day period prior to the termination date or any professional ethical guidelines or principles that may be applicable to the Eligible Employee.

Before a termination will constitute an Employment Termination for Good Reason, the Participant must give the Company a notice of termination within thirty (30) calendar days after the occurrence of the event that constitutes Good Reason. Good Reason shall exist only if the Company fails to remedy the event constituting Good Reason within fifteen (15) calendar days after receipt of the notice from the Participant, and the Participant must actually terminate employment upon expiration of such fifteen (15)-day period.

Participant. An Eligible Employee will become a “Participant” eligible for severance and other benefits under the Plan if: (a) the Employee has had a termination that qualifies as an “Employment Termination”; (b) the Eligible Employee has returned all property of the Company; (c) in the case of an Employment Termination occurring prior to a Change of Control, the Eligible Employee has signed and returned to the Company a separation agreement in a form acceptable to the Company, in its reasonable discretion, on or before the deadline communicated to the Eligible Employee; and (d) any revocation period described in the agreement has expired. An Eligible Employee will no longer be a Participant once all severance and other benefits have been provided to such Eligible Employee under the Plan.
Plan Administrator. The administrator of the Plan shall be the Company. However, the Chief Executive Officer of the Company shall act on behalf of the Company with respect to the administration of the Plan, including the authority to amend the Plan, and may delegate authority with respect to the administration of the Plan to any committee or any other person or persons as the Chief Executive Officer of the Company deems necessary or appropriate for the administration and operation of the Plan. At any time immediately prior to, upon or following a Change of Control, the individual who, immediately prior to the Change of Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer, shall have the sole and exclusive authority (which may not be modified) to appoint any party (including himself or herself) to serve as the “Plan Administrator”.
SECTION 3 - ELIGIBILITY FOR AND AMOUNT OF SEVERANCE PAY AND OTHER BENEFITS
A Participant that is the subject of an Employment Termination shall be eligible for severance pay and other benefits hereunder from the Company as specified in Appendix I, based on the Deluxe salary grade of the position held by the Participant on the date of his/her Employment Termination.
SECTION 4 -SEPARATION AGREEMENT
Except for Employment Terminations occurring on or after a Change of Control, no Eligible Employee shall be eligible to become a Participant and receive a severance benefit unless such Eligible Employee shall have executed a separation agreement containing a comprehensive release of claims relating to the Eligible Employee’s employment and termination, which agreement may also contain other provisions in the Company’s reasonable discretion, including, but not limited to: an agreement not to disparage the Company; an agreement not to solicit employees or vendors of the Company for a period of time; and an assignment of intellectual property the Eligible Employee created or conceived within the scope of the Eligible Employee’s duties with the Company. If a Participant breaches the separation agreement in any material respect, the Participant may be required to repay to the Company the severance benefits provided to the Participant.
SECTION 5 - WHEN SEVERANCE PAY WILL BE PAID
For Employment Terminations occurring prior to a Change of Control, Deluxe will retain the sole discretion to pay cash severance in a lump sum or in installments in accordance with the Company’s regular payroll payment schedule, beginning on the first regular payday following the expiration of any applicable revocation and rescission periods; provided, however, that if Deluxe determines that all or a portion of the cash severance is deferred compensation subject to Section 409A, payment of the cash severance will be made in installments in accordance with the Company’s regular payroll payment schedule as described above (and subject to any required delay under Section 8.H., if applicable). For Employment Terminations occurring on or after a Change of Control, Deluxe will pay cash severance in a single lump sum, within ten (10) days following the Change of Control (subject to Section 8.H., if applicable). In the event that a

Participant who is receiving severance under the Plan is reemployed by the Company, the payment of severance under this Plan shall cease as of the date his or her reemployment begins.
SECTION 6 - CONFIDENTIAL INFORMATION
Eligible Employees may have had access to trade secrets and other confidential and proprietary information with regard to the business of the Company. “Confidential information” includes but is not limited to customer and mailing lists, cost and pricing information, employee data, financial data, business plans, sales and marketing plans, business acquisition or divestiture plans, research and development activities relating to existing commercial activities and new products, services and offerings under active consideration, trade secrets and software which the employee may have acquired during the course of his or her employment with Deluxe or its Affiliates.

Eligible Employees acknowledge and agree that during the term of their employment by Deluxe or any of its Affiliates and at all times thereafter, employees shall retain in confidence all proprietary and confidential information concerning Deluxe or any of its Affiliates, and agree to return all copies and extracts thereof (however and on whatever medium recorded, to Deluxe, or as otherwise requested by Deluxe, without keeping any copies thereof). The foregoing obligation does not apply to (i) any information which was known to the employee prior to disclosure to the employee by Deluxe or any of its Affiliates; (ii) any information which was in the public domain prior to its disclosure to the employee; (iii) any information which comes into the public domain through no fault of the employee; (iv) any information which the employee is required to disclose by a court or similar authority or under subpoena, provided that the employee provides Deluxe with notice thereof and assists, at Deluxe’s or its Affiliate’s sole expense, any reasonable Deluxe or Affiliate endeavor by appropriate means to obtain a protective order limiting the disclosure of such information; and (v) any information which is disclosed to the employee by a third party which has a legal right to make such disclosure.
Nothing in this Plan prohibits Eligible Employees from reporting to any governmental authority or attorney information concerning suspected violations of law or regulation, provided that he or she does so consistent with 18 U.S.C. 1833, and (2) Eligible Employees may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided that Eligible Employees do so consistent with 18 U.S.C. 1833.
SECTION 7 - COOPERATION
Each Eligible Employee shall cooperate with the Company and its legal counsel in connection with any current or future investigation, regulatory matter or litigation relating to any matter to which the Eligible Employee was involved or of which the Eligible Employee has knowledge, or which occurred during the Eligible Employee’s employment. Such assistance shall include, but not be limited to, depositions and testimony and shall continue until such matters are resolved. In addition, an Eligible Employee shall not in any way disparage the Company or any person associated with the Company to any person, corporation, or other entity, provided, however, that such obligation shall not restrict in any way statements that may be made by an Eligible Employee as part of a government investigation or administrative agency or court proceeding.
SECTION 8 - MISCELLANEOUS PROVISIONS

A.
Amendment and Termination. The Company reserves the right, in its sole discretion, to amend or terminate the Plan, in whole or in part, at any time and for any reason, except that (i) no amendment or termination may be effected that purports to reduce the benefits described in Appendix I that may become payable to any Eligible Employee who either was employed by the Company as of the effective date of such amendment or termination or incurred an Employment Termination prior to such effective date, and (ii) no amendment may be made to the Plan (other than to increase benefits), nor may the Plan be terminated, at any time within the 12‑month period following a Change of Control.

B.
Severability. If any of the Plan’s provisions are found to be unlawful, such finding will not affect the Plan’s other provisions unless such finding makes impossible or impracticable the Plan’s functioning, in which case appropriate provisions will be adopted so that the Plan may continue to function.

C.
Incompetency. If the Plan Administrator finds that a Participant is unable to care for his/her affairs or is otherwise legally incompetent, and a claim for Plan benefits has not been made by a duly appointed legal representative, such benefits may be paid in any manner the Plan Administrator determines, and such payment will be a complete discharge of liability for Plan benefits to which such Participant was entitled.

D.
Not an Employment Contract. Nothing contained in this Plan is intended to create any the Company liability to retain any Eligible Employee in its service. All Eligible Employees remain subject to termination as if the Plan had not been established, and all employees are considered to be at-will, whose employment may be terminated by Deluxe or any of its Affiliates, at any time with or without prior notice.

E.
Financing. Severance benefits payable under the Plan will be paid out of the general assets of the Company. No Participant’s right to receive payments under the Plan will be secured by any assets of the Company or any the Company.

F.
Non-Transferability. A Participant has no right to assign or otherwise dispose of any interest under the Plan, nor may any right be assigned or transferred by operation of law. Neither the Company nor any other the Company will make any payment under the Plan to a Participant’s assignee or creditor, except as required by law.

G.	Legally‑Required Withholdings. Benefits under the Plan will be subject to all legally‑required withholdings, including tax withholdings.

H.
409A Limitation. Notwithstanding any provision in the Plan to the contrary, the Plan is intended to qualify as an involuntary separation arrangement that is either exempt from Section 409A of the Internal Revenue Code (“Section 409A”) or compliant with Section 409A. Each payment made under this Plan shall be treated as a separate payment for purposes of Section 409A. Specifically, any benefits paid within the Applicable 2‑1/2 Month Period (as defined below) are intended to constitute separate payments (for purposes of Treasury Regulation § 1.409A‑2(b)(2)) that are exempt from Section 409A pursuant to the “short‑term deferral” rule set forth in Treasury Regulation § 1.409A‑1(b)(4). Any provision of reimbursement for reasonable outplacement expenses actually incurred by the Employee is intended to be exempt under Treasury Regulation § 1.409A‑1(b)(9)(v). To the extent that any benefits do not qualify for the foregoing exemptions, such benefits are intended to be exempt from Section 409A under the “involuntary separation pay plan” exception set forth in Treasury Regulation § 1.409A‑1(b)(9)(iii), up to the maximum extent permitted by such exception (generally, two times the lesser of the Employee’s annualized compensation or the compensation limit then in effect under section 401(a)(17) of the Code). The term “Employment Termination” shall be interpreted to mean a “separation from service” as that term is defined under Section 409A to the extent necessary to qualify the arrangement as an involuntary separation arrangement or to comply with Section 409A’s payment rules. Furthermore, to the extent necessary to comply with Section 409A’s payment rules, an event shall not constitute a “Change of Control” unless such event qualifies as a “change in control event” under Section 409A. “Applicable

2‑1/2 Month Period” means the period beginning upon a Participant’s Employment Termination and ending 2‑1/2 months after the later of (i) the end of the calendar year in which the Participant’s Employment Termination occurs, or (ii) the end of the Company’s fiscal year in which the Participant’s Employment Termination occurs. To the extent any payment subject to Section 409A could be paid in one or more of a Participant’s taxable years depending upon the Participant completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Section 409A. If a Participant is a “specified employee” within the meaning of Section 409A on the date of the Participant’s Employment Termination, and a payment on account of such Employment Termination is subject to Section 409A, then such payment shall be delayed for the period beginning on the Employment Termination and ending on the date that is six months following the Employment Termination or, if earlier, on the date of the Participant’s death.

SECTION 9 ‑ WHAT ELSE A PARTICIPANT NEEDS TO KNOW ABOUT THE PLAN

A.
Claims Procedure. An individual who believes he/she is eligible for benefits under the Plan, or believes he/she is eligible for benefits that are different from those being offered to the individual, may submit a written claim with the Plan Administrator. Any such claim must be submitted within 180 days after the employment termination upon which the claim is based, and any claim submitted after that period will be denied as untimely. The claim will be reviewed by one or more individuals appointed by the Plan Administrator to serve as the Claim Administrator under the Plan. The claimant will be informed of the Claim Administrator’s decision regarding the claim within 90 days after it is filed. Under special circumstances, the Claim Administrator may require an additional period of not more than 90 days to review a claim. If this occurs, the claimant will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the claim. If a claimant is not notified within the 90-day period (or 180-day period, if so extended), the claimant may consider the claim to be denied. If a claim is denied, in whole or in part, the claimant will be notified in writing of the specific reason(s) for the denial, the Plan provision(s) on which the decision was based, what additional material or information is relevant to the case and what procedure the claimant should follow to get the claim reviewed again. The claimant then has 60 days to appeal the decision to the Claim Administrator. The appeal must be submitted in writing to the Claim Administrator. A claimant may request to review pertinent documents and may submit a written statement of issues and comments. A decision as to a claimant’s appeal will be made within 60 days after the appeal is received. Under special circumstances, the Claim Administrator may require an additional period of not more than 60 days to review an appeal. If this occurs, the claimant will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the appeal was received. If a claimant’s appeal is denied, in whole or in part, the claimant will be notified in writing of the specific reason(s) for the denial and the Plan provision(s) on which the decision was based. The Claim Administrator’s decision on an appeal will be final and binding on all parties and persons affected. If a claimant is not notified within the 60-day (or 120-day, if so extended) period, the claimant may consider the appeal to be denied. The claim procedure in the Plan, including appeals, must be fully exhausted and a final determination made by the Claim Administrator before a claimant may file a lawsuit based on a denial of Plan benefits. Any lawsuit for Plan benefits must be filed within one year after the Claim Administrator’s final determination of the claim for benefits.

B.	Participants’ Rights Under ERISA. Participants have certain rights and protections under ERISA. ERISA provides that Participants are entitled to:

•
Examine, without charge, at the Company’s main office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the annual Form 5500 filed with the Department of Labor.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the Plan’s operation, including insurance contracts and collective bargaining agreements, if any, the annual Form5500 filed with the Department of Labor, and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries
ERISA imposes duties upon the people who are responsible for the Plan’s operation. The people who operate the Plan, called Plan “fiduciaries,” have a duty to do so prudently and in the interest of Participants and their beneficiaries. No one, including the Company or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a benefit or exercising his or her rights under ERISA.
Enforcement of Rights
If a Participant makes a claim for severance benefits that is denied or ignored, in whole or in part, he or she has a right to know why severance benefits were denied or ignored, to obtain copies of documents relating to the decision to deny or ignore severance benefits without charge, and to appeal any denial, all within certain time limits.
Under ERISA, there are steps Participants can take to enforce the above rights. For instance, if a Participant requests materials from the Plan Administrator and does not receive them within 30 days, the Participant may file suit in federal court. The court may require the Plan Administrator to provide certain materials and pay the Participant up to $110 per day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the Plan Administrator’s control. If a Participant has a claim for severance benefits that is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If a Participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or he or she may file suit in federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order him/her to pay these costs and fees.
Assistance With Questions
If a Participant has questions about the Plan, he or she should contact the Plan Administrator. For questions about this document or about a Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

A.	Plan Document. This document constitutes both the plan document and summary plan description.

B.	Other Important Facts.

•	THE PLAN’S OFFICIAL NAME: Deluxe Corporation Severance Plan for Certain Executive Level Employees

•	THE PLAN’S SPONSOR: Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126-2996.

•	EMPLOYER IDENTIFICATION NUMBER (EIN): 41-0216800

•	TYPE OF PLAN: Employee Welfare Severance Benefit Plan

•	END OF PLAN YEAR: December 31

•	TYPE OF ADMINISTRATION: Company Administered. Benefits are paid out of the general assets of Deluxe Corporation. This Plan does not have a trust, and, therefore, there are no trustees.

•	PLAN ADMINISTRATOR: Deluxe Corporation

•	AGENT FOR SERVICE OF LEGAL PROCESS: General Counsel, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126-2996.

•	EFFECTIVE DATE: Original Effective Date: July 30, 2019

APPENDIX I

Classification	Severance	Severance following Change in Control	Outplacement	Lump Sum Payment
Member of the Deluxe Executive Leadership Team (ELT)	An amount equal to twelve (12) months’ pay at the employee’s then-current level of Base Pay.	An amount equal to eighteen (18) months’ pay at the employee’s then-current level of Base Pay	Reimbursement for executive-level outplacement counseling and support services up to a maximum of $25,000.	To assist with other costs and expenses incurred in connection with the employment transition, an additional lump sum payment of Twenty Thousand Dollars ($20,000).
Vice President (non-ELT member) (Salary Grade EX)	An amount equal to nine (9) months’ pay at the employee’s then-current level of Base Pay.	An amount equal to twelve (12) months’ pay at the employee’s then-current level of Base Pay	Reimbursement for executive-level outplacement counseling and support services up to a maximum of $15,000.	To assist with other costs and expenses incurred in connection with the employment transition, an additional lump sum payment of Ten Thousand Dollars ($10,000).

1